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EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE 09/24/03	FOR MORE INFORMATION CONTACT: Investors: Mary Healy, 630-623-6429 Media: Anna Rozenich, 630-623-7316

McDONALD'S REVITALIZATION PLAN ON TRACK

70% DIVIDEND INCREASE . . . BIGGEST IN 25 YEARS

Total Dividend Payout $500 Million, Up $200 Million

OAK BROOK, IL — McDonald's Board of Directors today approved a 70 percent increase in the Company's annual dividend. The increase — the largest in 25 years — boosts the annual cash payout from 23.5 cents per share to 40 cents per share, totaling about $500 million. This dividend is payable on December 1, 2003 to shareholders of record as of November 14, 2003.

        Jim Cantalupo, McDonald's Chairman and Chief Executive Officer, said, "Today's dividend increase reflects our confidence in the ongoing strength and reliability of our cash flow and is yet another indicator of the momentum we are building as we revitalize McDonald's business worldwide. As part of our global revitalization plan announced in April, we remain focused on reasserting McDonald's operational and marketing leadership, becoming more relevant to customers and managing our business for financial strength. Even though our revitalization efforts are far from complete, I am encouraged by the progress we've made in all these areas. For example, U.S. comparable sales have been positive for 5 consecutive months and through June 30, 2003, we paid down nearly $400 million of debt. We still have much to do to achieve our performance goals; so, we will continue to take the actions necessary to create enduring, profitable growth for all our stakeholders."

        More than 30,000 local McDonald's restaurants serve 47 million customers each day in more than 100 countries. Additional information about McDonald's is available at www.mcdonalds.com.

Related Communications

McDonald's tentatively plans to release September monthly comparable sales on October 7 and third quarter earnings on October 22.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  EXHIBIT 99